                                 CONCURRENT COMPUTER CORPORATION
                                            EXHIBIT 11

                       BASIC AND DILUTED EARNINGS (LOSS) PER SHARE COMPUTATION


                                             THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                 DECEMBER 31,                     DECEMBER 31,
                                            2000             1999             2000            1999
                                       ---------------  ---------------  ---------------  -------------
                                        BASIC/DILUTED    BASIC/DILUTED    BASIC/DILUTED   BASIC/DILUTED
                                       ---------------  ---------------  ---------------  -------------
Average outstanding shares:                    54,675           51,560           54,332         50,262
Dilutive options outstanding                        -                -                -              -
Equivalent Shares                              54,675           51,560           54,332         50,262
                                       ===============  ===============  ===============  =============

Net income (loss) available to common
  stockholders                         $       (3,927)  $      (16,621)  $       (5,490)  $    (19,172)
                                       ===============  ===============  ===============  =============
Earnings (loss) per share              $        (0.07)  $        (0.32)  $        (0.10)  $      (0.38)
                                       ===============  ===============  ===============  =============


                                      -20-
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